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                                                                   EXHIBIT 10.3



                         SHUMAKER, LOOP & KENDRICK, LLP
                            NORTH COURTHOUSE SQUARE
                                  1000 JACKSON
                            TOLEDO, OHIO 43624-1573
                            TELEPHONE (419) 241-9000
                               FAX (419) 241-6894

DAVID J. COYLE
(419) 321-1418
dcoyle@slk-law.com



                                 April 16, 1999


Charles F. Johnson, III, Esquire                                  VIA FACSIMILE
Blalock, Landers, Walters & Vogler, P.A.
802-11th Street West
Bradenton, FL  34205


                           Re:  HEALTH CARE REIT, INC.:
                                JLH Series I, Inc.
                                Our File No.  4476845138


                         CONFIDENTIAL LETTER AGREEMENT


Dear Mr. Johnson:

                  This letter memorializes the settlement agreement reached between your clients, Just Like Home, Inc. and JLH Series I, Inc. (jointly "JLH") and my client Health Care REIT, Inc. ("HCRI"). JLH and HCRI each agree to all of the following:

                  1. The parties will enter into a stipulated Judgment Entry in each of the five actions pending in the four Florida counties. The stipulated Judgment Entries will be filed in each county and will be final orders. In the stipulated Judgment Entries, the Court will specifically find that the subject lease between the parties is a true lease, that the lease is not a financing lease or a mortgage, that JLH does not have an option to purchase, that JLH does not have any type of ownership interest in any of the Leased Property, that JLH is in default of the lease, and that HCRI had the right to, and properly did, terminate the lease without prior notice to JLH. The stipulated Judgment Entry will also provide that, if JLH defaults under the new lease referenced below, HCRI may provide notice of the default to JLH by facsimile, during the hours of 9:00 a.m. - 5:00 p.m. Monday through Friday, and, if the default is not cured within forty-eight (48) hours of the time of the facsimile notice, not including weekends, the Court, upon the filing of an affidavit by a representative of HCRI stating that a default has occurred and the forty-eight (48) hour cure period has expired without the cure being effectuated, will issue an immediate order evicting JLH without any other prior notice to JLH. The facsimile notice to JLH referenced above shall be made by faxing the default notice to JLH at its corporate offices at 941-755-1845, to JLH's directors at the following numbers:



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Isidore Siegel at 561-499-3518; Ron Braun at 314-727-2622; and Betty Conard at
941-794-1023, to Robert Lohr at 412-655-3330, and to JLH's attorney, Charles Johnson, Esquire at 941-745-2093.

                  2. The parties will enter into a new single lease for a limited nine month term. The property subject to the new lease will be all of the Leased Property, as defined under the five terminated leases (collectively called "Leased Property"). The terms of the new lease will be identical in most respects to the Lake County lease, plus typical Letters of Credit and security provisions. Obviously there will be some modifications to the lease terms including, but not limited to, JLH not having a right to renew or extend the term of the lease except to the limited extent provided below. The rent due under the new lease will be equal to the total of the lease rents under the five terminated leases. At the end of the nine month lease term, JLH will have no rights in the Leased Property.

                  3. The parties will stipulate and agree that the new lease between the parties is, and is intended to be, a true lease, that the lease is not a financing lease or a mortgage, that JLH does not have an option to purchase other than the rights set forth herein, and that JLH does not have any other ownership interest in any of the Leased Property.

                  4. The total amount drawn by HCRI on the Letters of Credit in this matter was $521,019.00. The amount necessary to be paid by JLH for rent and other expenses through April is $516,894.39. The amount held by HCRI from the Letters of Credit will be applied toward the rent through April. In addition, JLH will be required to pay to HCRI a total of $200,000.00 to compensate HCRI for the attorneys' fees and expenses incurred by HCRI in enforcing its remedies under the leases, preserving HCRI's rights under the leases, and responding to the arbitration and civil proceedings brought by KDA Financial, Inc., F/K/A KDA, Inc. ("KDA"). JLH will pay $102,161.02 of this amount to HCRI at closing and the remainder in monthly payments in the manner set forth below. The $102,161.02 to be paid at closing will be paid in the following manner. The remainder of the Letters of Credit funds, in the amount of $4,124.61, will be applied toward the payment of the attorneys' fees and expenses. In addition, the total amount remaining in escrow or other funds of JLH held by HCRI is $18,036.41. This amount will also be applied toward the payment of HCRI's attorneys' fees and expenses. This will extinguish any right JLH has to any escrow or other funds. (There is not any retainage being held by HCRI.) Therefore, the total amount of the remaining Letters of Credit funds and escrow funds, jointly totaling $22,161.02, will be applied at closing to JLH's payment to HCRI's attorneys' fees and expenses. At closing, JLH will pay an additional $80,000.00 to HCRI for attorneys' fees and expenses. JLH will, in addition to all other amounts set forth herein and in the new lease, pay the remaining $97,838.98 as follows: JLH will pay $47,838.96 to HCRI in nine (9) consecutive monthly installments of $5,315.44 beginning on May 1, 1999 plus, at the closing of the purchase of the Leased Property by JLH as referenced in paragraph 11 below, JLH, in addition to all other amounts to be paid by it at closing, shall pay the remaining $50,000.00 to HCRI. If JLH purchases the Leased Property, at the time of closing on that purchase it will pay to HCRI all remaining amounts still owed for HCRI's attorneys' fees and expenses, up to a total of $200,000.00. Failure of JLH to make any of the payments required by this paragraph will be a default under the new lease and HCRI will be allowed, with forty-eight hours faxed notice, to obtain an eviction order in accordance with paragraph 1 above.

                  5. JLH will immediately, or as soon as possible, enter into a binding settlement agreement with KDA. The settlement shall set forth the manner and the amount necessary for KDA to release any mechanic liens against any of the eight facilities and JLH will require KDA, upon completion of payments to it, to dismiss with prejudice the arbitration proceeding and civil actions it has filed against JLH and HCRI, and release any lien KDA or any of its subcontractors have on the Leased Property. In addition to any other Letters of Credit required herein, at closing JLH shall provide a new Letter of Credit in favor of HCRI acceptable to HCRI in the amount of $50,000.00 for security that JLH will pay KDA and require that



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KDA dismiss the arbitration proceedings and the litigation proceedings against
JLH and HCRI with prejudice and release any lien KDA or any of its subcontractors have on the Leased Property. If and when a settlement is reached with KDA, HCRI agrees to contribute, directly or indirectly, 50% of the initial payment, up to a total contribution by HCRI of $100,000.00. The amounts referenced in this sentence that are paid by HCRI shall be reimbursed to HCRI by JLH and they shall be paid in addition to the sums referenced in paragraph
11. In addition to the other obligations of this paragraph, JLH shall increase the $50,000.00 Letter of Credit by 17,500.00 per month until a settlement with KDA is reached. The Letter of Credit referenced herein will be released upon a written, binding settlement being entered into with KDA. Such monies shall be used exclusively for payment to KDA. Failure by JLH to timely increase the Letter of Credit as required by this paragraph will be an "Event of Default" allowing HCRI to immediately terminate the lease upon forty-eight (48) hours facsimile notice and obtain an eviction order in accordance with paragraph 1 above. Presuming that an agreement with KDA is reached, failure to timely make any payment to KDA required by the settlement agreement with KDA will also be an "Event of Default" allowing HCRI to immediately terminate the lease upon forty-eight (48) hours facsimile notice pursuant to paragraph 1 and obtain an eviction order in accordance with paragraph 1 above. JLH will take all action necessary to cause all other mechanic liens on any of the facilities to be released. JLH also agrees to pay to HCRI, at the closing of the purchase of the Leased Property by JLH as referenced in paragraph 11 below, HCRI's attorneys' fees and expenses, up to the amount of $15,000.00, incurred by HCRI in the KDA arbitration and litigation proceedings after the date of this Letter Agreement.

                  6. During the lease term, JLH will be required to timely make the monthly rental payment to HCRI as required by the lease, maintain all insurance required under the lease, timely pay all real estate taxes on each of the eight facilities and timely pay all other taxes. At or prior to the closing on this Letter Agreement, all real estate and personal property taxes currently due and payable, including any penalties and interest, on the Leased Property must be paid by JLH. The failure to do any one of the above by JLH will result in an immediate Event of Default and will allow HCRI, upon forty-eight (48) hours facsimile notice in accordance with paragraph 1 above, to immediately terminate the new lease and file an affidavit with the Court to obtain an immediate eviction order. Any such Event of Default under the lease shall allow HCRI to immediately obtain a Court eviction order for all eight facilities. Upon the issuance of an Eviction Order, JLH will immediately and voluntarily surrender all the Leased Property to HCRI. JLH shall also timely pay JLH's new payables and provide evidence of all money being invested in or contributed to JLH. "New Payables" shall mean all amounts actually owed by JLH falling due after the date of this Letter Agreement. It is agreed that the word "Payables" herein does not refer to amounts owed by JLH to HCRI, including amounts owed to HCRI for its attorneys' fees and expenses, or amounts owed to KDA. Other standard Events of Default and remedies contained in the terminated leases will be made part of the new lease and will apply. JLH will, within thirty days from execution of the Letter Agreement, pay $200,000.00 toward accounts payable existing as of the date of this Letter Agreement. The amounts referenced in the preceding sentence will include any amounts paid toward outstanding real estate taxes. Following the execution of this Letter Agreement, JLH will provide reasonable weekly financial reports to HCRI including check registers, accounts payable aging reports, and census reports. In addition, JLH will contribute an additional $25,000.00 per month toward accounts payable existing as of the date of this Letter Agreement. JLH may cease making the monthly payment referenced in the preceding sentence when all accounts payable existing as of the date of this Letter Agreement are paid in full, according to the terms negotiated by JLH. If JLH fails to make the $200,000.00 initial payment or any $25,000.00 monthly payment contemplated by this paragraph, it shall be an "Event of Default" allowing HCRI to immediately terminate the lease upon forty-eight (48) hours facsimile notice pursuant to paragraph 1 and obtain an eviction order in accordance with paragraph 1 above.



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                  7.     Within sixty (60) days of the date of closing, JLH
shall meet the operating benchmarks set forth in the pro formas prepared by Lohr ("Operating Benchmarks"). If, at the end of the first sixty (60) day period, JLH has failed to meet the Operating Benchmarks, it shall have thirty
(30) days to cure. If JLH fails to cure within the thirty (30) day period, JLH will provide an additional Letters of Credit to HCRI in the amount of $68,000.00 in the same form as the first Letters of Credit or HCRI will have the right to obtain an immediate eviction order in the manner set forth in paragraph 1 above. For each following month in which JLH fails to meet the Operating Benchmarks set forth in the Lohr pro formas, JLH will provide an additional Letters of Credit to HCRI in the amount of $45,000.00 in the same form as the first Letters of Credit or HCRI will have the right to obtain an immediate eviction order in the manner set forth in paragraph 1 above.

                  8. In addition to the Letters of Credit referenced above, at closing, JLH shall provide a new Letter of Credit in favor of HCRI acceptable to HCRI in the amount of $270,000.00 to be security for the payment of rent under the new lease and to insure that JLH will, upon termination or expiration of the lease, fulfill its promises to immediately and voluntarily surrender the Leased Property without resistance, not file bankruptcy, and take all necessary actions to assist in the transfer of the Leased Property to HCRI or its designee. Failure to do any of the above, will allow HCRI to immediately draw the entire amount of the Letter of Credit. Upon JLH entering into an agreement with KDA for the repayment of the amounts JLH owes to KDA, HCRI will also have the right to immediately draw the entire amount of this Letter of Credit if JLH defaults on any of its payments to KDA.

                  9. JLH will pay HCRI's reasonable travel expenses, up to an aggregate of $10,000.00 but with no more than $1,000.00 being required to be paid in any one month, for HCRI's employees or representatives to visit each of the eight facilities once a month.

                  10. Robert Lohr ("Lohr") shall immediately become the CEO of JLH and Lohr or an entity controlled by Lohr shall be solely responsible for the management of the Leased Property and the management of the Leased Property will not be changed without the prior written consent of HCRI.

                  11. Unless the new lease has been terminated or JLH is in default of any term of the lease, JLH will have the right to purchase the Leased Property at any time during the lease term but this right will automatically expire at the end of the lease term. However, prior to having any right to purchase the Leased Property from HCRI, JLH must, prior to or at the time of closing on its purchase of the Leased Property, pay all amounts owed to KDA under the agreement referenced in paragraph 5 above which will result in the release of any lien KDA or any of its subcontractors has against the Leased Property and the dismissal with prejudice of all KDA's claims against JLH and HCRI. If JLH is going to exercise this right to purchase, JLH must purchase all of the Leased Property from HCRI. If the Leased Property is purchased during the first four months of the new nine month lease term, the purchase price will be $10,356,510.42, plus $50,000.00 owed by JLH for HCRI's attorneys' fees and expenses as set forth in paragraph 4 above, plus any other amounts for HCRI's attorneys' fees and expenses required to be paid by paragraphs 4 and 5 above that JLH has not yet paid, plus any amount paid by HCRI to KDA, directly or indirectly, in accordance with paragraph 5 above. The purchase price is, therefore, $10,406,510.42, plus any remaining attorneys' fees and expenses that are required by paragraphs 4 and 5 to be paid, plus amounts paid by HCRI pursuant to paragraph 5 above. If the Leased Property is purchased after the fourth month, but by the end of the ninth month, the purchase price will increase 3/4 of one percent each month beginning at the start of the fifth month. If, during the lease term, JLH shall deliver to HCRI an executed, binding commitment letter for the financing of JLH's purchase of the Leased Property from a lender acceptable to HCRI ("Commitment Letter"), JLH will be allowed to extend the lease term up to three (3) months to allow for the consummation of the purchase of the Leased Property provided, however, that JLH must continue to timely meet and



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satisfy all of its obligations under the lease. To the extent necessary, the term of the lease will automatically be extended, only once, for a period up to three (3) months to allow for the closing of the purchase to occur but, to the extent the lease is extended, all obligations, duties and rights of both JLH and HCRI under the lease shall continue during this additional period, including HCRI's right to obtain an immediate eviction order in accordance with paragraph 1 above. It is also agreed that, during each month following the original nine (9) month lease term, the purchase price shall continue to increase 3/4 of one percent each month. JLH shall not have the right to purchase the Leased Property if it is in default of the lease or if the lease has expired or terminated. If HCRI has not received a Commitment Letter from JLH during the nine month lease term, JLH will have no right to purchase the facilities after the original nine month lease term. It will be stipulated and agreed that the purchase prices stipulated above equal the fair market value of the Leased Property being purchased at the time it is purchased by JLH. The right to purchase the property will immediately, and automatically, be forfeited upon the termination or expiration of the lease. Under no circumstances, will the lease be for a period longer than twelve (12) months nor will JLH's right to purchase the Leased Property be for a period longer than twelve (12) months.

                  12. JLH will agree that it will not file a petition in bankruptcy.

                  13. JLH will agree that, if it does file a petition in bankruptcy, it will assume or reject the new lease within one (1) month of the bankruptcy petition date.

                  14. Upon termination or expiration of the lease, if JLH has not purchased the Leased Property from HCRI, JLH will immediately and voluntarily, without resistance of any kind, surrender all the Leased Property to HCRI. Upon termination or expiration of the lease, JLH will assist in any way necessary to transfer operation of the Leased Property and facilitate issuance of the necessary licenses to HCRI or HCRI's designee. If it fails to do any of the above, HCRI will be able to immediately draw the entire amount of the Letters of Credit referenced above.

                  15. All shares of JLH stock owned by Richard and Betty Conard and their affiliates and all shares of JLH stock owned by John Robenalt and his affiliates shall be placed in a voting trust that will be controlled and voted by Lohr. Lohr shall control and have domain over all shares placed in the Trust as well as all rights conferred on the holders thereof. Once placed in the Trust, the shares cannot be removed from the Trust until the lease has been terminated or JLH has purchased all of the Leased Property from HCRI. The voting trust must be approved by HCRI.

                  16. JLH will release any and all claims it has or may have against HCRI.

                  17. Prior to and after closing, JLH will, upon request by HCRI, provide all information to HCRI that JLH is obligated to deliver to HCRI under the five terminated leases including, but not limited to, copies of current insurance certificates for all of the Leased Property.

                  18. JLH will execute all documents necessary to effectuate the agreement.

                  19. Upon execution of this Letter Agreement, a stipulated Judgment Entry referenced in paragraph 1 will be filed with the Court in each of the five actions. This stipulated Judgment Entry must be filed on or before April 19, 1999.

                  20. The closing of this Letter Agreement will be completed on or before April 30, 1999 or HCRI will have the right to immediately obtain the eviction order referenced in paragraph 1 above. Time is of the essence.



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                  21.    This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Letter Agreement. A facsimile signature will suffice and be treated in all respects as an original signature.

                  22. By signing below, Health Care REIT, Inc., Just Like Home, Inc. and JLH Series I, Inc. each acknowledge, adopt and agree to all of the terms and conditions set forth in this Letter Agreement. The individuals signing below on behalf of a corporate entity hereby expressly represent that they are authorized by their corporate entity to execute this Letter Agreement, that they have read and fully understand this Letter Agreement, that they have consulted their respective counsel before executing this Letter Agreement, and that they have voluntarily executed this Letter Agreement.

         If you have any questions, please contact me.


                                                 Very truly yours,



                                                 David J. Coyle


HEALTH CARE REIT, INC.                           JUST LIKE HOME, INC.



By /s/ George L. Chapman                  By /s/ Isidore Siegel
       George L. Chapman, President,             Isidore Siegel, Chairman and
       Chairman and Chief Executive              Chief Operating Officer
       Officer


JLH SERIES I, INC.



By /s/ Isidore Siegel
       Isidore Siegel, Chairman and
       Chief Operating Officer


DJC/gaf
Enclosure



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